Exhibit 10.1
Momentive Performance Materials Holdings LLC

2012 INCENTIVE COMPENSATION PLAN (the “Plan”)

Purpose of the Plan
The Plan is sponsored by Momentive Performance Materials Holdings LLC (“Parent” or “Momentive”) to reward associates of Momentive Specialty Chemicals Inc. (MSC) and Momentive Performance Materials Inc. (MPM) and their subsidiaries for delivering increased value by profitably growing the business and controlling costs. The Plan is designed to link rewards with critical financial metrics for the purposes of promoting actions which are the most beneficial to the company's short-term and long-term value creation.
Plan Year
1 January 2012 - 31 December 2012
Eligibility for Participation
Participation is based on each individual associate's scope of responsibility and contribution within the organization, as well as the market prevalence for incentive in the country where they are employed. Each participant is assigned to participate at either the corporate, division or business unit/regional plan level. Eligible compensation for incentive calculation is based on the participant's eligible base rate of pay as of July, 2012. The participant's incentive calculation will be prorated if a change in salary or incentive target occurs after July, 2012.
Plan Performance Measures
The Plan targets are based on four performance criteria: EBITDA, EH&S, Cash Flow and Synergies.
EBITDA (sometimes also referred to as Segment EBITDA): Earnings before Interest, Taxes, Depreciation and Amortization, adjusted to exclude certain non-cash, certain other income and expenses and discontinued operations.
The achievement of EBITDA growth is the critical measure on which the investment community and future shareholders will evaluate Momentive's performance in 2012. As a result, the participants should be focused and incentivized to manage the business to achieve growth in EBITDA.
Segment EBITDA will be measured for the Parent (“Momentive EBITDA”), for each MSC and MPM division (a “Division”) and for specified MSC and MPM Business Units/Regions.
Associates participating at the corporate or a Division plan level have a total of 50% of their incentive target based on the achievement of the EBITDA targets. Participants whose plan assignments are below the Division level have a total of 60% of their incentive target based on the achievement of EBITDA targets.
EH&S: Measures the environmental, health and safety measure referred to as OIIR, or the occupational illness and injury rate. OIIR will be measured for the Parent, for each Division and for specified Business Units/Regions. 10% of each participant's incentive target will be based on the achievement of the applicable OIIR goal.
Cash Flow: Represents the amount of cash generated by business operations. Cash flow is defined as Segment EBITDA, net trading capital improvement and/or usage, capital spending and interest paid along with other operating cash flow items such as income taxes paid and pension contributions. The purpose of this component is to increase focus on cost control and cost reduction actions to preserve an adequate amount of liquidity to fund operations and capital expenditures, service debt and ultimately sustain the business through difficult economic cycles.
Cash Flow will be measured for the Parent and for each Division at the end of the Plan Year, and may exclude certain unusual, non-recurring items at the discretion of the Compensation Committee of the Board of Managers. All participants have 30% of their incentive target based on the achievement of the applicable Parent or Division Cash Flow target.
Synergies: Represents cost savings achieved through the Momentive combination and under the Shared Services Agreement that have improved EBITDA. These cost savings will come from a combination of raw material and logistic savings based on our combined purchasing leverage and reduction of administrative costs based on shared services. Synergies will be measured at the Parent level only. Associates participating at the corporate or a Division plan level have 10% of their incentive target based on the achievement of the Synergy target. Incentive targets for participants whose plan assignments are below the Division level do not contain a Synergy component.

Target Incentive
Each eligible participant will have a target incentive opportunity expressed as a percent of his or her base salary. Targets and plan assignment levels are determined by the associate's, country/region of employment, and the scope of his or her role and contributions within the organization.
Plan Structure
The following table depicts the structure described above.

	Momentive EBITDA	Division EBITDA	Business or Other Operating Unit EBITDA	EHS Goals	Cash Flow	Momentive Synergies
Corporate Level	50%	0%	0%	10% Parent Measure	30% Parent Measure	10%
Division Level & Regional Leaders	10%	40%	0%	10% Division Measure	30% Division Measure	10%
Business Unit/Region Level	10%	10%	40%	10% Division or Business Unit	30% Division Measure	0%

Calculation of Incentive Payments
The EBITDA measure will have the following relationship towards incentive award payout at the Parent level:

	EBITDA performance as % of Target	Incentive Payout %
Minimum	80%	30%
Target	100%	100%
Maximum	120%	175% or 200% *
* If the maximum performance targets are attained, the Plan will pay 175% or 200% of the Target Incentive Award depending on the participant's position in the organization.
Each of the performance targets is measured independently such that a payout for achieving one is not dependent upon the achievement of the others, including the achievement of the EBITDA target.
For actual performance between the minimum, target and maximum points above, a straight line calculation will be made, rounded to the nearest 1/10th percent. There is no additional payment made for performance above the maximum. The final financial award will be determined when the 2012 audited financial performance results are available.
Basis for Award Payouts
Financial Results: Incentive payments will be based on audited and approved financial results. No incentive payment will be made until formal results have been approved by the Momentive Audit and Compensation Committees of its Board of Managers.
Limitations: All incentive payments must be self-funded from profits generated at the corporate, divisional, or business unit / regional level. The Compensation Committee of the Board of Managers may elect to modify the calculation of the annual targets based on acquisitions, divestitures or other unusual, non-recurring events or transactions that occur during the calendar year. Momentive has the right to amend or terminate this Plan at any time.
Employment Requirement: Associates must be employed in an incentive-eligible position for at least three consecutive full months during the Plan Year and must be actively employed by MSC or MPM on the final day of the Plan Year and on the incentive payment date, in order to receive an incentive payment. Plan participants are also eligible to receive an incentive payment if they are employed on the final day of the Plan Year, but prior to the incentive payment date their employment is: (i) involuntarily terminated without cause, (ii) terminated due to the participant's death or disability, or (iii) terminated due to retirement with the participant having reached age 60 and completed at least three years of service prior to retirement.
Plan Assignment Levels: Any change in a participant's plan assignment level that is not related to a job transfer, must be approved by an appropriate division or functional Vice President and the Vice President of Total Rewards.
Payments: Incentive payments are subject to applicable taxes and garnishment/wage orders.
Proration of Payments: Awards will be calculated on the participant's base salary as of July 2012.  A participant's incentive payment will be prorated for any of the following conditions

a.
New Hires: Awards to participants who commenced employment during the Plan Year will be prorated. Employment must commence on or before October 1, 2012 to be eligible to participate in the Plan. Rehires will be treated as new hires.

b.	Salary/Incentive Target Changes: Awards to participants whose base rate of pay and/or target incentive opportunity changes after July 2012 will be prorated.

c.	Transfers: Awards to participants transferring between Divisions/Business Units/Regions during the Plan Year will be prorated.

d.
Leaves of Absence/Disability: For approved leaves of absence that exceed 12 cumulative weeks, the amount of time not worked beyond the 12 weeks will be excluded for the Plan Year and the associate will receive a prorated incentive.

Note: Associate changes on or before the 15th of any month will be considered to have a full month's service for that month. Associate changes after the 15th of any month will be considered to have started on the 1st of the next month.
Timing of Payments: Typically, financial results are announced in March following the end of the Plan Year and any earned incentive payments are made in April. In no event shall payments be made prior to the final audited year-end financial results are available and the subsequent Incentive Compensation Plan payout approval by the Compensation Committee of the Board of Managers.
The Plan remains at the total discretion of the Parent. Momentive retains the right to amend or adapt the design and rules of the Plan. Local laws will prevail where necessary.